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                                                                   EXHIBIT 99.1

     KFX CLOSES KENNECOTT ENERGY COMPANY INVESTMENT IN PEGASUS TECHNOLOGIES
                          AND FORMS NET POWER SOLUTIONS


Denver, CO, March 7, 2000 - KFx Inc. (AMEX:KFX) and Kennecott Energy Company, a wholly owned subsidiary of Rio Tinto plc, have closed two previously announced transactions through which Kennecott Energy has invested in Pegasus Technologies, Inc. (Pegasus), a KFx subsidiary.

Under the first transaction, Kennecott Energy has purchased 4 percent of the outstanding common stock of Pegasus directly from KFx for $1,000,000. The second transaction involves the direct investment by Kennecott Energy of up to $4,000,000 in cash into KFx's Pegasus Technologies subsidiary - $500,000 of which was received at closing. Proceeds from this second transaction will be used to accelerate Pegasus' market penetration and continue new product development to meet the growing market demands of the utility and industrial power sectors. Under the terms of the transactions KFx and Kennecott Energy have also formed Net Power Solution, LLC - an entity that offers total energy solutions to the electric utility industry on a worldwide basis.

Kennecott Energy now owns approximately 6% of the outstanding voting stock of Pegasus, while KFx owns 74% and Pegasus management owns the other 20%. As Pegasus achieves certain milestones in new product development, Kennecott Energy has the right under the second transaction to purchase additional stock in Pegasus through 2004 to bring its total voting stock ownership in that company to 20 percent.

"With this arrangement in place, Pegasus will be able to focus on developing the tools and products to take its business to the next level," said Ted Venners, Chairman of KFx. "While continuing to actively support Pegasus in its development and marketing efforts, KFx will also turn its attention to implementing the Net Power Solutions concept with Kennecott Energy."

Net Power Solutions' first product will be NeuSIGHT(R), the Pegasus developed neural network technology for power plant optimization. Net Power Solutions will also offer fuel management services involving coal procurement, transportation, and inventory oversight.

"The ability for Net Power Solutions to provide fuel services (including the super-compliance KFuel product) along with the power plant optimization capabilities of NeuSIGHT(R), is unique in the industry," said Ted Venners, Chairman of KFx. "We can now offer one stop shopping where utilities can meet environmental compliance while maximizing their bottom line as the industry goes through deregulation."

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Net Power Solutions offers a partnering opportunity for the utility customer where Net Power will participate in the savings generated by its proprietary technologies and the services its offers.

"In view of last week's action by the US Court of Appeals affirming most of the action undertaken by the EPA in the fall of 1998 to curb nitrogen oxide emissions, initiating these relationships with Kennecott Energy is extremely timely," said Ted Venners, KFx Chairman. "Prior to last week's court decision, EPA's 1998 action directed at 22 Northeastern, Midwestern and Southern states and the District of Columbia had been effectively suspended by a May 1999 court decision, triggering a significant slowdown in Pegasus' orders. This recent development is expected to accelerate demand for Pegasus' combustion optimization tools," added Venners.

Pegasus Technologies, a world leader in neural network optimization systems for the power generation industry, currently has 36 units installed or being installed. NeuSIGHT - the flagship product offered in the Pegasus suite of products - is a solution set of process optimization products designed to reduce harmful greenhouse gas emissions while enhancing the operations and efficiency of fossil fuel-fired power generation plants. Using proven, advanced neural network technology to achieve optimal performance on fossil fuel-fired furnaces, NeuSIGHT optimizes the combustion process which reduces NOx, SO2 and CO2 emissions while improving heat rate and reducing operating costs. A recent study by McIlvaine Company estimated that, by year 2003, $4.4 billion will be spent on new optimization systems for existing coal-fired power plants alone.

In addition to various strategic resellers, Pegasus has strong partners and alliances to develop its products and provide installation services. Computer Associates International, Inc. provides the neural network technology and is a shareholder in KFx. Pegasus has worked during the past year to finalize relationships with Science Applications International Corporation as its implementer, and with Babcock and Wilcox - a subsidiary of McDermott International, Inc., and ABB Centrum - a division of the ABB Group, as value-added resellers.

In addition to Pegasus' products, KFx offers its patented K-Fuel coal beneficiation technology, a commercially demonstrated process using heat and pressure to upgrade low rank clean coals. KFx's pre-existing strategic partnership with Kennecott Energy consists of joint ownership of K-Fuel LLC, which is a single-purpose company formed to construct and operate K-Fuel plants worldwide. Current activities of K-Fuel LLC include confirmation of an optimal 3 million TPY K-Fuel plant design.

The U.S. burns just under 1 billion tons of coal per year to produce approximately 53% of the country's electricity. Resource Data International of Boulder, Colorado, a subsidiary of Financial Times, projects coal use in existing power plants will increase by 12% by 2020, with another 4% increase for new coal-fired power plants anticipated to be built between 2010 and 2020.

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KFx focuses on providing total solutions for the power industry through delivery of fuel production processes, intelligent software technologies and professional services - enhancing the operational efficiency of energy production while preserving the environment. More information about KFx and Pegasus can be found on the company's web site - www.kfx.com.

The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and at Part 1, item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

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